Exhibit 10.2

COVENANT AGREEMENT
This Covenant Agreement (the “Agreement”) is being entered into pursuant to and in consideration of the benefits being provided pursuant to the Retirement Agreement dated as of February 5, 2018 between Herman Miller, Inc. (the “Company”) and Brian C. Walker (“you”) (the “Retirement Agreement”), the receipt and sufficiency of which you acknowledge, you agree to the terms below. Capitalized terms used in this Agreement that are not otherwise defined will have the meaning given them in the Retirement Agreement.

I.	OWNERSHIP RIGHTS
In the course of your employment with the Company, you have created and may continue to be creating, designing, drafting, developing or adding to the Company’s inventions or copyrights. You have and will promptly communicate all such work product to the Company.

A.	Inventions.

Any design, improvement, discovery, computer program, software development, know how, product or service idea, whether or not patentable or subject to copyright protection, developed by you during your period of employment with the Company shall be considered a “Company Invention” that belongs to the Company if it: (a) involved the use of working time; (b) involved the use of the Company’s equipment, supplies, facilities, or trade secrets; (c) at the time conceived or first reduced to practice, related to the Company’s current or planned business activities; or (d) resulted from work performed for the Company (collectively, “Company Inventions”). You assign and agree to assign to the Company, and the Company accepts and agrees to accept, your entire right, title, and interest in all the Company Inventions (as just defined), and any patent rights arising therefrom.

B.	Copyrights.

Any material written, created, designed, or drafted by you for the Company or connected to your employment with the Company shall be considered a work for hire and the property of the Company. With respect to all intellectual property that is first created and prepared by you that is not covered by the definition of a “work made for hire” under 17 U.S.C. § 101 of the U.S. Copyright Act of 1976, such that you would be regarded as the copyright author and owner, you hereby assign and agree to assign to the Company, and the Company accepts and agrees to accept, your entire right, title, and interest in and to such works, including all copyrights therein.

C.	Cooperation.

When requested by the Company, during or after employment, you shall support and cooperate with the Company in pursuing any patent or copyright protection in the United States and foreign countries for any Company Invention or work for hire. You shall sign such assignments or other documents considered necessary by the Company to convey ownership and exclusive rights, including patent rights, to the Company. The costs of obtaining and defending patent and copyright rights will be paid by the Company, and the Company will pay reasonable compensation to you for your services under this paragraph if you are not then employed by the Company.

D.	Prior Inventions.

Upon request, you must provide a list describing all inventions, original works of authorship, developments, and improvements which you made prior to employment with the Company, which belong to you and which are not assigned to the Company (collectively referred to as “Prior Inventions”). If there are no such Prior Inventions, you represent and warrant that there are no such Prior Inventions. If, in the course of employment with the Company, you incorporate any Prior Inventions into any work for hire or Company Invention, you grant to the Company an irrevocable, worldwide, fully paid-up, royalty-free, non-exclusive license. with the right to sublicense through multiple tiers, to make, use, sell, improve, reproduce, distribute, perform, display, transmit, manipulate in any manner, create derivative works based upon, and otherwise exploit or utilize in any manner the Prior Invention so incorporated.

E.	Notice of Limits to Assignment.

Your obligations do not apply to any work product that you developed entirely on your own time without using the Company’s or a customer’s equipment, supplies, facilities, or Protected Information, unless the work product (1) relates to the Company’s business or to the Company’s actual or demonstrably anticipated research, development, or services, or (2) results from any work performed by you for the Company or one or more of the Company’s customers while employed by the Company.

II.	CONFIDENTIALITY

A.	Necessity.

In the course of your employment with the Company, you have and will continue making use of, acquiring, or adding to the Company’s confidential information, trade secrets, and Protected Information. In addition, your work for the Company requires you to be provided access to valuable confidential information, trade secrets, and Protected Information. The confidential information, trade secrets, and Protected Information to which you will have access are valuable to the Company and it takes steps to maintain the secrecy and confidential nature of these matters, including the regular use of computer passwords, locks and other security measures, and requires employees with access to this information to execute agreements similar to terms of this offer letter, where possible.

B.	Promises.

You make the following promises regarding Protected Information. Nothing in the following promises is intended to restrict your opportunities for employment, those are the subject of the restrictions outlined in the Restrictive Covenants section below.
The promises in this section are made to ensure that you do not use Protected Information except for the Company’s benefit.

C.	Promise To Protect.

You promise to protect and maintain the confidentiality of Protected Information. You shall follow all Company policies and procedures for the protection and security of this information. You shall also immediately report to the Board any potential or actual security breach or loss.

D.	Promise to Return.

As soon as practicable following your Separation Date, you agree to return (and not retain) any and all materials reflecting Protected Information that you may possess (including all the Company-owned equipment) or upon demand by the Company. This includes the immediate deletion of any Protected Information to which you may have access on a cloud-based repository.

E.	Promise Not To Use Or Disclose.

You agree to not use or disclose, except as necessary for the performance of your services on behalf of the Company or as required by law or legal process, any Protected Information. This promise applies only for so long as such Protected Information remains confidential and not generally known to, or not readily ascertainable through proper means by, the Company’s competitors. In compliance with the requirements of the Defend Trade Secrets Act you acknowledge the following: (i) you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose trade secrets to your attorney and use the trade secret information in the court proceeding if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

F.	Required Disclosures.

If the Company requests or requires you to provide Protected Information in any legal proceeding or governmental investigation, you shall promptly notify the Company of the request so that the Company may either seek an appropriate protective order or waive your obligations.
G.    Whistleblower Protections.
For the avoidance of doubt, nothing in this Agreement will be construed to prohibit you from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, Congress, the Inspector General, or any government agency or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation; provided, however, that you may not disclose information of the Company or any of its affiliates that is protected by the attorney-client privilege, except as otherwise required by law.

III.	RESTRICTIVE COVENANTS

You understand and agree that the Company has legitimate interests in protecting its goodwill, its relationships with customers and business partners, and in maintaining its confidential information, trade secrets and Protected Information, and hereby agree that the following restrictions are appropriate to protect such interests and are narrowly construed to meet such goals.

A.	Non-Solicitation.

You acknowledge that the relationships and goodwill that you develop with the Company Customers as a result of your employment belong to the Company and that using such relationships and goodwill against the interests of the Company would be unfair. You further acknowledge that because those relationships and goodwill are based on personal trust, the Company will need an opportunity, free from interference by you, to secure the relationships and goodwill for itself after your employment ends. You therefore agree that while employed by the Company and for a period of eighteen (18) months after your employment with the Company ends, for whatever reason, you shall not, and shall not assist anyone else to, (1) solicit or encourage any the Company Customer to terminate or diminish its relationship with the Company relating to Competitive Services or Competitive Products; or (2) seek to persuade any the Company Customer to conduct with anyone other than the Company any business or activity relating to Competitive Services or Competitive Products that such the Company Customer conducts or could conduct with the Company.

B.	Non-Interference.

You agree that during your employment with the Company, and for a period of eighteen (18) months from your voluntary or involuntary termination of employment with the Company for any reason whatsoever, you will not, either personally or in conjunction with others either (a) solicit, interfere with, or endeavor to cause any employee of the Company (other than your executive assistant) to leave such employment or (b) otherwise induce or attempt to induce any such employee to terminate employment with the Company. Nothing prohibits an employee of the Company that is not a party to this Agreement from becoming employed by another organization or person.

C.	Non-Competition.

You agree that while employed by the Company and for a period of eighteen (18) months after your employment with the Company ends for any reason, you shall not, for yourself, or on behalf of any other person or entity, directly or indirectly, provide services to a Direct Competitor.

IV.	Non-Disparagement

You agree not to disparage the Company, its subsidiaries and affiliates as well as their directors or officers. The Company’s current officers and members of its current Board of Directors will not, at any time following the date of this Agreement, disparage you. Nothing in this Agreement will be construed to limit the ability of you or the Company’s officers or members of the Board to give truthful testimony pursuant to valid legal process, including but not limited to, a subpoena, court order or a government investigative matter.

V.	Enforcement

A.	Injunctive relief

You agree that a breach by you of any of the covenants contained in this Agreement will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach shall be inadequate. Accordingly, you agree that in the event of a breach or threatened breach of this Agreement, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to seek injunctive relief and specific performance to prevent or prohibit such breach. You agree to waive any requirements for the securing or posting of any bond in connection with such remedy.

B.    Arbitration

Except as provided above regarding injunctive relief, all other disputes under this Agreement will be settled pursuant to the terms of the dispute resolution provisions of the Retirement Agreement.

VI.	MISCELLANEOUS

A.    Severability.
In the event that a court finds that any time, territory, or any other provision of this Agreement is unenforceable or invalid as an unreasonable restriction, then we both agree such court will have the power to revise this Agreement as necessary to limit the term, territory or provision, to delete specific words or phrases, or to replace any invalid or unenforceable time, territory or other term or provision with a time, territory or other term or provision that would be reasonable, valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term. Should a court not be able to revise part of this Agreement in such a manner, then any such provision that is unenforceable or invalid will be treated as removed from and not part of this, Agreement, but all other portions of the Agreement will remain in effect.
B.    Governing Law.
The terms and conditions of this Agreement are governed by and are to be interpreted under the laws of the State of Michigan.

VII.	Definitions

Company Customer is limited to those customers or partners who did business with the Company within the most recent eighteen (18) months of your employment and (a) with whom you personally dealt on behalf of the Company in the twelve (12) months immediately preceding the last day of your employment and you had business contact or responsibility with such the Company Customer as a result of your employment with the Company, (b) about whom you, as a result of your employment had a managerial role with oversight of the individual(s) who had responsibility for a business contact or relationship with the Company Customer, or (c) had information or goodwill with respect to the Company Customer. “the Company Customer” shall also include an individual or business to whom a pitch to solicit or secure business or a sale was prepared (even if not yet made) within the 6-month period immediately preceding the end of your employment, and with which you had not an insignificant amount of involvement in the preparation, or had greater than an insignificant exposure to specific information developed for that particular pitch. “Company Customer” shall not, however, include any individual who purchased a Competitive Product from the Company by direct purchase from one of its retail establishments or via on-line over the Internet, unless such purchase was of such quantity that the purchase price exceeded $15,000.
Competitive Products means products that serve the same function as, or that could be used to replace, products the Company provided to, offered to, or was in the process of developing for a present, former, or future possible customer/partner at any time during the twelve (12) months immediately preceding the last day of your employment (or at any time during your employment if you was employed for less than twelve months), with which you had direct responsibility for the sale or development of such products or managing those persons responsible for the sale or development of such products. Competitive Products does not include any product that the Company no longer provides and/or does not intend to provide in the 12-month period following the date on which your employment with the Company ends.
Competitive Services means services of the type that the Company provided or offered (or was in the process of developing for offering) to its customers or partners at any time during the twelve (12) months immediately preceding the last day of your employment with the Company (or at any time during your employment if you were employed for less than twelve months), and for which you were involved in providing or managing the provision of such services. “Competitive Services” also includes those services that the Company was in the process of developing or which it was actively engaged in research and development to offer to a customer/partner or anticipated customer/partner at the time your employment with the Company ended, but only if, you were involved in the research or development of such service. Competitive Services does not include any service that the Company no longer provides and/or does not intend to provide in the 12-month period following the date on which your employment with the Company ends.
Direct Competitor means a person, business or the Company providing Competitive Products or Competitive Services anywhere in the world. “Direct Competitor” does not include any business which the parties agree in writing to exclude from the definition, and the Company shall not unreasonably or arbitrarily withhold such agreement. The parties acknowledge and agree that each company set forth on Exhibit A is a Direct Competitor and provides Competitive Products and/or Competitive Services, but that Exhibit A does not contain an exhaustive list of all Direct Competitors. Targets for acquisition, investment, partnership, joint venture or alliance contemplated by the Company in the 24-month period prior to the date on which your employment with the Company ends are also considered Direct Competitors for purposes of this Agreement.
Protected Information means the Company information not generally known to, and not readily ascertainable through proper means by, the Company’s competitors on matters such as customer lists, customer information, customer relationships, customer needs, and customer practices or treatment specialties; partner lists, partner information, partner relationships, partner needs, and partner practices; the relative skills and experience of the Company’s other employees or agents; nonpublic financial information; strategic plans; business methods; investment strategies and plans; patent and copyright applications; sales and marketing plans; future market and product plans; the Company (not individual)

know-how; trade secrets; the Company research and development, techniques, processes, product development, product designs. work processes or methodologies; analytical analyses, product analyses, inventions, formulaic work, formulas, formulaic techniques, analytical methodology, efficacy data and testing data; technology, drawings, engineering, code, code writing, software (and hardware) development and platform development used in our research and development and design processes; and other information of a technical or economic nature relating to the Company’s business. Protected Information includes negative know-how, which is information about what the Company tried that did not work, if that information is not generally known or easily ascertainable by the Company’s competitors and would give them an advantage in knowing what not to do. Information, data, and materials received by the Company from others, such as the Company partners, in confidence (or subject to nondisclosure or similar covenants) shall also be deemed to be and shall be Protected Information.
Notwithstanding the foregoing, Protected Information shall not include information that you can prove (i) was in the public domain, being publicly or openly known through lawful and proper means, (ii) was independently developed or acquired by you without reliance in any way on other Protected Information of the Company, (iii) was approved by the Company for use and disclosure by you without restriction, or (iv) is the type of information which might for the basis for protected concerted activity under the National Labor Relations Act (for example, employee pay or employee terms and conditions of employment) .

VIII.	Acknowledgement

You acknowledge that you have read this Agreement, understand its terms and legal consequences, have been given an opportunity to consider this Agreement, and have voluntarily entered into it after having had the opportunity to seek advice of an attorney prior to executing this Agreement.

/S/ Brian C. Walker

Date: March 19, 2018

HERMAN MILLER, INC.

By: /S/ /s/ H. Timothy Lopez

Its: Senior Vice President - Legal Services, General Counsel and Secretary

Date: March 20, 2018
EXHIBIT A
The following companies (or brands) and their subsidiaries are considered Direct Competitors.

•	Steelcase

•	Haworth

•	Knoll

•	Teknion

•	HNI

•	Allsteel

•	KI

•	Kimball

•	Trendway

•	Inscape

•	Riviera

•	Humanscale

•	Halcon

•	Vitra

•	Room & Board

•	Restoration Hardware

•	Ethan Allen

•	Holly Hunt

•	Nucraft Furniture

•	OFS/First Office

•	Watson

•	HAY

•	Sit On It

•	Bernhardt

•	DECCA

•	Touhy

•	Weiland

•	WeWork